Exhibit 99.1

MARKETING MATERIALS

FOR

THE

NORTHWEST BANCORP, INC.

INCREMENTAL STOCK OFFERING

Draft #2
June 13, 2003

Northwest Bancorp, Inc. Stock Offering

TABLE OF CONTENTS

CORRESPONDENCE

Letter to Depositors (ERD & SERD)
Potential Investor Letter (Community Members)
Letter to Registered Stockholders
Letter to Beneficial Owners
Ryan Beck “Broker Dealer” Letter
Stock Order Acknowledgment Letter
Stock Certificate Mailing Letter
Request Card Cover Letter
Request Card

ADVERTISEMENTS

Tombstone Newspaper Advertisement (optional)
Offering - Branch Lobby Poster (optional)
Bank Statement Offering Reminder (optional)
Headquarters Lobby Sign (optional)

FORMS

Stock Order Form
Q&A Brochure

NOTE: Community informational meetings for potential investors are not anticipated.

NOTE: The offering packages will be mailed to eligible current/past depositors and to eligible stockholders as of a June record date. Stockholders are the only community members targeted by mail. We will have additional packages on hand if others call and ask for offering materials.

LETTER TO DEPOSITORS (ERD and SERD)
[Northwest Bancorp, Inc. Letterhead]

Dear Past or Current Depositor:

We am pleased to invite you to invest during Northwest Bancorp, Inc.’s stock offering. As you may know, Northwest Bancorp conducted its initial stock offering in 1994 as part of a reorganization into the mutual holding company corporate structure. We are now conducting a secondary stock offering. The proceeds from the sale of shares of common stock will add to our financial strength. The additional capital resources will allow us to take advantage of possible future banking acquisition opportunities, to grow internally and to offer new products and services. The stock offering will not result in changes to our corporate structure, name, management or offices.

We are offering up to 6,451,613 shares of our common stock. The purchase price, to be established at the conclusion of the stock offering, will be within the range of $15.50 to $16.75 per share. You will not be charged a sales commission for purchases in the stock offering.

As a depositor of Northwest Savings Bank, Leeds Federal Savings Bank or Jamestown Savings Bank on December 31, 2001 or March 31, 2003, you have a priority right, but no obligation, to buy shares of Northwest Bancorp common stock in the offering before they are offered to our stockholders and the general public.

Before making an investment decision, please carefully review the information in the enclosed Prospectus. If you are interested in purchasing shares, please complete the enclosed Stock Order Form and return it, with full payment or deposit account withdrawal authorization, in the enclosed reply envelope. Stock Order Forms must be received (not postmarked) prior to 10:00 a.m. Pennsylvania time, on         , 2003.

Upon completion of the stock offering, we will retain our mutual holding company corporate structure, and our common stock will continue to trade on the Nasdaq National Market, under the symbol “NWSB”. On        , 2003, the last reported sale price of our common stock was $        per share.

If you have questions about the stock offering, you may refer to the enclosed Prospectus and Q&A Brochure. We are pleased to offer you this opportunity to share in our future as a stockholder of Northwest Bancorp, Inc.

Sincerely,

William J. Wagner
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions?
Call our Stock Information Center toll-free at 1-(877) 300-5730
9:00 a.m. to 4:00 p.m. Pennsylvania time, Monday through Friday

LETTER TO POTENTIAL INVESTORS (Community Members)
[Northwest Bancorp, Inc. Letterhead]

This letter is for members of the public who call the Stock Center to request materials.

Dear Friend:

We are pleased to invite you to invest during Northwest Bancorp, Inc.’s stock offering. The proceeds from the sale of shares of common stock will add to our financial strength. The additional capital resources will allow us to take advantage of possible future banking acquisition opportunities, to grow internally and to offer new products and services. The stock offering will not result in changes to our corporate structure, name, management or offices.

We are offering up to 6,451,613 shares of our common stock. The purchase price, to be established at the conclusion of the stock offering, will be within the range of $15.50 to $16.75 per share. You will not be charged a sales commission for purchases in the offering.

Before making an investment decision, please carefully review the information in the enclosed Prospectus. If you are interested in purchasing shares, please complete the enclosed Stock Order Form and return it, with full payment, in the enclosed reply envelope. Stock Order Forms must be received (not postmarked) prior to 10:00 a.m. Pennsylvania time, on         , 2003.

Upon completion of the stock offering, our common stock will continue to trade on the Nasdaq National Market, under the symbol “NWSB”. On        , 2003, the last reported sale price of our common stock was $        per share.

If you have questions about the stock offering, you may refer to the enclosed Prospectus and Q&A Brochure.

Sincerely,

William J. Wagner
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions?
Call our Stock Information Center toll-free at 1-(877) 300-5730
9:00 a.m. to 4:00 p.m. Pennsylvania time, Monday through Friday

LETTER TO NORTHWEST BANCORP REGISTERED PUBLIC STOCKHOLDERS
[Northwest Bancorp, Inc. Letterhead]

The printer will mail to registered stockholders, using name/address supplied electronically by the transfer agent.

Dear Stockholder:

We are pleased to tell you about an opportunity to increase your investment in Northwest Bancorp, Inc. during our secondary stock offering. We are offering up to 6,451,613 shares of our common stock to eligible depositors, our public stockholders and the general public. The purchase price, to be established at the conclusion of the stock offering, will be within the range of $15.50 to $16.75 per share. There will be no sales commission charged for purchases in the stock offering.

At the conclusion of the stock offering, there will be no change to the number of outstanding shares of Northwest Bancorp common stock, because we will issue new shares to the stock offering’s investors, and we will cancel an equal number of shares currently held by our mutual holding company. The percentage of outstanding shares owned by public stockholders after the stock offering will increase, but our mutual holding company will remain our majority stockholder. The proceeds from the sale of shares of common stock will add to our financial strength. The additional capital resources will allow us to take advantage of possible future banking acquisition opportunities, to grow internally and to offer new products and services. The stock offering will not result in changes to our corporate structure, name, management or offices.

Before making an investment decision, please carefully review the information in the enclosed Prospectus. If you are interested in purchasing shares, please complete the enclosed Stock Order Form and return it, with full payment, in the enclosed reply envelope. Stock Order Forms must be received (not postmarked) prior to 10:00 a.m. Pennsylvania time, on         , 2003.

Upon completion of the stock offering, our common stock will continue to trade on the Nasdaq National Market, under the symbol “NWSB”. On        , 2003, the last reported sale price of our common stock was $        per share.

If you have questions about the offering, you may refer to the enclosed Prospectus and Q&A Brochure.

Sincerely,

William J. Wagner
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions?
Call our Stock Information Center toll-free at 1-(877) 300-5730
9:00 a.m. to 4:00 p.m. Pennsylvania time, Monday through Friday

LETTER TO NORTHWEST BANCORP, INC. “STREET NAME” BENEFICIAL OWNERS
[Northwest Bancorp, Inc. Letterhead]

Beneficial owner informational materials must be mailed through ADP’s Issuer’s Services Department. It is our only source of street name holder addresses, which ADP does not reveal. ADP will not mail order forms. They are considering whether they will agree to mail the Northwest Prospectus. This letter will be revised if they agree to do so, but it is written as if they will not (see bold paragraph).

Dear Stockholder:

We are pleased to tell you about an opportunity to increase your investment in Northwest Bancorp, Inc. during our secondary stock offering. We are offering up to 6,451,613 shares of our common stock to eligible depositors, our public stockholders and the general public. The purchase price, to be established at the conclusion of the stock offering, will be within the range of $15.50 to $16.75 per share. There will be no sales commission charged for purchases in the stock offering.

At the conclusion of the stock offering, there will be no change to the number of outstanding shares of Northwest Bancorp common stock, because we will issue new shares to the stock offering’s investors, and we will cancel an equal number of shares currently held by our mutual holding company. The percentage of outstanding shares owned by public stockholders after the stock offering will increase, but our mutual holding company will remain our majority stockholder. The proceeds from the sale of shares of common stock will add to our financial strength. The additional capital resources will allow us to take advantage of possible future banking acquisition opportunities, to grow internally and to offer new products and services. The stock offering will not result in changes to our corporate structure, name, management or offices.

If you would like to consider purchasing shares of Northwest Bancorp common stock, please call our Stock Information Center toll-free at 1-(877) 300-5730 to request a Prospectus, Stock Order Form and return envelope. Before making an investment decision, carefully review the information in the Prospectus. Stock Order Forms must be received (not postmarked), with full payment, prior to 10:00 a.m., Pennsylvania time, on         , 2003.

Upon completion of the stock offering, our common stock will continue to trade on the Nasdaq National Market, under the symbol “NWSB”. On        , 2003, the last reported sale price of our common stock was $        per share.

Sincerely,

William J. Wagner
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions?
Call our Stock Information Center toll-free at 1-(877) 300-5730
9:00 a.m. to 4:00 p.m. Pennsylvania time, Monday through Friday

RYAN BECK “BROKER DEALER” LETTER
[Ryan Beck Letterhead]

Dear Sir/Madam:

At the request of Northwest Bancorp, Inc., we are enclosing materials regarding the offering of shares of Northwest Bancorp, Inc. common stock. Included in this package is a Prospectus describing the stock offering. Ryan Beck & Co., Inc. has been retained by Northwest Bancorp, Inc. as selling agent in connection with the stock offering. We have been asked to forward these materials to you in view of certain regulatory requirements and the securities laws of your state.

Sincerely,

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

NOTE: To accompany, not replace, one of the preceding letters. Applies to prospects in states where the offer must be made by a broker-dealer.

STOCK ORDER ACKNOWLEDGEMENT LETTER
[Northwest Bancorp, Inc. Letterhead]

[imprinted with name & address of subscriber]

Date

STOCK ORDER RECEIPT

This letter confirms receipt of your order to purchase shares of Northwest Bancorp, Inc. common stock. Please review the following information carefully to verify that we have accurately recorded your order information. If any information does not agree with your records, please call our Stock Information Center at 1-(877) 300-5730. Refer to the batch and order number listed below when contacting us.

Please review the following carefully:

ORDER INFORMATION:
Batch #:	Order #:
Amount of Order: $

STOCK REGISTRATION:
Name 1
Name 2
Name 3
Address1
Address2
City, State, Zip
Ownership Type:
Social Security #/Tax ID#:    -  -

This letter acknowledges only that your order and payment have been received. It does not guarantee that your order will be filled, either completely or partially. Share allocation procedures and purchase limitations are described in the Northwest Bancorp, Inc. Prospectus dated      , 2003, starting on page      .

The offering period ends at 10:00 a.m. Pennsylvania time, on      , 2003. We are required to receive final regulatory approval before stock certificates can be mailed and the newly issued shares can begin trading. This approval may not occur for several weeks after the      offering deadline. Your patience is appreciated.

Thank you for your order,

NORTHWEST BANCORP, INC.

Questions? Call the Stock Information Center at 1-(877) 300-5730
Monday through Friday from 9:00 a.m. to 4:00 p.m.

NOTE: Printed and mailed by Stock Information Center after an order is processed.

STOCK CERTIFICATE MAILING LETTER
[Northwest Bancorp, Inc. Letterhead]

The check stub will provide some descriptive information about the check amount.

Dear Stockholder:

We would like to thank you for participating in our stock offering. A total of      shares were purchased by investors at a price of $          per share.

Your stock certificate is enclosed. Please review the certificate to ensure that the registration name and address are correct. If you find an error or have questions about your certificate, please contact our Transfer Agent:

by mail:
American Stock Transfer and Trust Company
59 Maiden Lane
New York, NY 10038

or by phone:
(800) 937-5449

If the enclosed stock certificate must be returned for reissue, it is recommended that it be sent to the Transfer Agent by registered mail. If you change your address, please notify the Transfer Agent immediately, so that you will continue to receive stockholder communications.

If you paid for your shares by check or money order, you have received, or soon will receive, a check representing any refund due to you, plus interest earned on your funds. Interest payments were calculated at Northwest Savings Bank’s passbook savings rate of      per annum from the date your funds were received until      , 2003. If you paid for your shares by authorizing a withdrawal from a deposit account, that withdrawal has been made. Interest was earned at your account’s contractual rate, and was credited to your account to the date of withdrawal,      , 2003.

Northwest Bancorp, Inc. common stock trades on the Nasdaq National Market, under the symbol “NWSB”.

Thank you for your support of and your investment in Northwest Bancorp, Inc.

Sincerely,

William J. Wagner
President and Chief Executive Officer

REQUEST CARD COVER LETTER
[Northwest Bancorp, Inc. Letterhead]

Dear Past or Current Depositor:

We are pleased to invite you to invest during Northwest Bancorp, Inc.’s stock offering. As you may know, Northwest Bancorp conducted its initial stock offering in 1994 as part of a reorganization into the mutual holding company corporate structure. We are now conducting a secondary stock offering. The proceeds from the sale of shares of common stock will add to our financial strength. The additional capital resources will allow us to take advantage of possible future banking acquisition opportunities, to grow internally and to offer new products and services. The stock offering will not result in changes to our corporate structure, name, management or offices.

We are offering up to 6,451,613 shares of our common stock. The purchase price, to be established at the conclusion of the stock offering, will be within the range of $15.50 to $16.75 per share. No sales commission will be charged to purchasers in the stock offering.

As a depositor of Northwest Savings Bank, Leeds Federal Savings Bank or Jamestown Savings Bank on December 31, 2001 or March 31, 2003, you have a priority right, but no obligation, to buy shares of Northwest Bancorp common stock in the offering before they are offered to our stockholders and the general public.

In order for you to participate in our stock offering, you will need to do two things:

1)	Complete and return the enclosed Prospectus Request Card so that it is received by , 2003. We will then send you a Prospectus describing the stock offering and the business of Northwest Bancorp, Inc. We will also enclose a Stock Order Form, reply envelope and Questions & Answers Brochure.

2)	After reading the Prospectus, if you are interested in purchasing common stock in the offering, complete the Stock Order Form and return it in the reply envelope, along with full payment or deposit account withdrawal authorization.

Upon completion of the stock offering, we will retain our mutual holding company corporate structure, and our common stock will continue to trade on the Nasdaq National Market, under the symbol “NWSB”.

If you have questions, please call our Stock Information Center at the number shown below. We are pleased to offer you this opportunity to share in our future as a stockholder of Northwest Bancorp, Inc.

Sincerely,

William J. Wagner
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions?
Call our Stock Information Center toll-free at 1-(877) 300-5730
9:00 a.m. to 4:00 p.m. Pennsylvania time, Monday through Friday

REQUEST CARD

PROSPECTUS
REQUEST CARD

I am interested in learning more about Northwest Bancorp, Inc.’s stock offering. Please mail me a Prospectus, Stock Order Form, return envelope and Question & Answers Brochure. I understand that this request for information does not obligate me to buy shares of common stock in the stock offering.

Name/Address here	This Request Card must be received by Northwest Bancorp, Inc. no later than , 2003.

If you have questions, contact our Stock Information Center toll-free at 1 (877) 300-5730, 9:00 a.m. to 4:00 p.m. Pennsylvania time, Monday through Friday.
Northwest Bancorp [LOGO]

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

TOMBSTONE NEWSPAPER ADVERTISEMENT (Optional)

Northwest Bancorp, Inc.[LOGO]

(Holding Company for Northwest Savings Bank and
Jamestown Savings Bank)

Offering of up to 6,451,613 Shares
Common Stock

OFFERING PRICE RANGE
$15.50 to $16.75 Per Share

Northwest Bancorp, Inc. is conducting an offering of common stock. Shares may be purchased directly from Northwest Bancorp, Inc. during the offering period.

This offering expires at 10:00 a.m. on         , 2003.

To receive a copy of the Prospectus, call our Stock Information Center toll-free at 1-(877) 300-5730, Monday through Friday, 9:00 a.m. to 4:00 p.m.

This advertisement is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

BRANCH LOBBY POSTER (Optional)

TIME IS RUNNING OUT!

We are conducting an offering of shares of common stock.

Up to 6,451,613 Shares

COMMON STOCK

$15.50 to $16.75 Per Share Offering Price Range

THIS OFFERING EXPIRES AT 10:00 A.M.
ON         , 2003

If you have questions about the stock offering,
call our Stock Information Center toll-free at 1-(877) 300-5730
Monday through Friday, 9:00 a.m. to 4:00 p.m.

Our Stock Information Center is located at
our headquarters in Warren, PA.

The stock offering will not result in changes to our staff or your account relationships. Deposit accounts will continue to be FDIC insured up to applicable legal limits.

NORTHWEST BANCORP, INC. [LOGO]

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

STOCK OFFERING – BANK STATEMENT REMINDER CLAUSE (Optional)

In early      , you may have received a large envelope from us containing materials related to Northwest Bancorp, Inc.’s stock offering. If you are interested in purchasing common stock, we must receive your Stock Order Form and payment by 10:00 am on      , 2003. If you have questions about the offering, call our Stock Information Center toll-free at 1-(877) 300-5730, Monday through Friday, 9:00 a.m. to 4:00 p.m. Thank you.

NOTE: This optional reminder can be printed in a “notice” space on bank statements. Alternatively, a separate slip can be included.

HEADQUARTERS LOBBY SIGN (Optional)

LOOKING FOR

NORTHWEST BANCORP’S

STOCK INFORMATION CENTER?

PLEASE CHECK IN WITH OUR RECEPTIONIST.

Q&A Brochure

Q&A

This pamphlet answers questions about Northwest Bancorp, Inc.’s stock offering. Investing in shares of common stock involves certain risks. Before making a decision, please read the enclosed Prospectus carefully, including the “Risk Factors” section. If you have further questions, call our Stock Information Center at 1-(877) 300-5730 Monday through Friday from 9:00 a.m. to 4:00 p.m.

BACKGROUND

In 1994, our organization reorganized into the mutual holding company corporate structure. In connection with this change, we formed a mutual holding company (“MHC”) and offered shares of our common stock for sale. The MHC’s primary business purpose is to own a majority of our common stock. By regulation, at least 50.1% of Northwest Bancorp’s common stock must be owned by its MHC, which currently owns 74.2% of the common stock. The remaining shares are held by the public and are traded on the Nasdaq National Market, under the symbol “NWSB”.

We are now conducting a secondary stock offering. At its conclusion, there will be no change to the number of outstanding shares, because we will issue new shares to the offering’s investors, and we will cancel an equal number of the shares currently held by our MHC. Depending on the number of shares issued to investors, our MHC’s ownership interest will decrease to between 58.6% and 66.1% of Northwest Bancorp’s outstanding shares of stock, while the ownership interest of public stockholders will increase to between 41.4% and 33.9%.

GENERAL

Q.	What are the reasons for the stock offering?

A.	The proceeds will provide us with greater resources, so we can continue to grow internally, offer expanded products and services and take advantage of possible future banking acquisition opportunities. Additionally, the offering will significantly increase the number of shares available for trading, which may increase the stock’s liquidity, although there can be no such assurance.

The stock offering will not result in changes to the terms of deposit and loan accounts at Northwest Savings Bank, Leeds Federal Savings Bank or Jamestown Savings Bank.

Q.	May Northwest Bancorp convert to a fully public company in the future?

A.	Yes. The stock offering does not preclude our converting from the partially-public MHC corporate structure to the 100% publicly-owned structure. If this occurs, it must be done through conducting a mutual-to-stock conversion, which would be subject to regulations in effect at that time and to a vote of approval by our depositors and stockholders. We currently have no plans to conduct a conversion.

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Q.	Is the stock offering dilutive to Northwest Bancorp’s current public stockholders?

A.	No, because total shares outstanding will not change. The public will own more shares, and our MHC will own less shares, than they each currently hold.

THE STOCK OFFERING

As detailed in the Prospectus section entitled “The Conversion”, the stock offering consists of i) a subscription offering to eligible past and current depositors of Northwest Savings Bank, Leeds Federal Savings Bank and Jamestown Savings Bank and to our employee benefit plans and ii) a community offering to our public stockholders as of      and other members of the general public.

Q.	How much common stock is being offered and at what price?

A.	We are offering between $65.0 million and $115.0 million of common stock. The actual purchase price per share, to be determined after the offering deadline, is expected to be within a price range of $15.50 to $16.75. All purchasers will pay the actual purchase price per share and will not be charged a sales commission.

If gross proceeds received from subscribers falls outside the offering range or if the actual price per share falls outside the price range, we will return to subscribers all funds received from them, with interest, and we will cancel their deposit account withdrawal authorizations. If we choose to continue rather than terminate the offering, these subscribers will have the opportunity to place a new stock order.

Q.	How will the actual purchase price per share be determined and how will I be notified?

A.	The $15.50 to $16.75 price range was determined by our Board of Directors in consultation with our financial advisor, Ryan Beck & Co., Inc. The actual price per share, to be determined after the offering deadline, will be based on then-existing market and financial considerations. On , 2003, the last reported sale price of our common stock was $ . The cover letter accompanying stock certificates mailed to investors after the stock offering will state the actual purchase price and the number of shares issued in the stock offering. No assurance can be given that purchasers will be able to sell shares after the stock offering at or above the actual purchase price at which they bought shares in the stock offering.

Q.	Who may place an order for the shares?

A.	No one is obligated to buy stock, but those eligible to subscribe in the subscription offering have priority rights to purchase shares. Rights have been granted, in order of priority, to: (1) depositors with an aggregate of $50 or more among Northwest Savings Bank, Leeds Federal Savings Bank or Jamestown Savings Bank at December 31, 2001; (2) Northwest Savings Bank’s tax-qualified employee stock benefit plans; and (3) depositors with an aggregate of $50 or more among the three banks on March 31, 2003. If any shares remained unsold in the subscription offering, they may be available in the community offering, with a first preference to our stockholders as of , 2003.

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Q.	An eligible depositor of Northwest Savings Bank, Leeds Federal Savings Bank or Jamestown Savings Bank on December 31, 2001 or March 31, 2003, may I register the shares in someone else’s name?

A.	No. On your Stock Order Form, you must register the shares in the name or names of deposit account holders at the applicable date. You may not add names of non-depositors or depositors who have a lower priority than yours.

Q.	How do I place an order for the common stock?

A.	Complete the enclosed Stock Order Form and submit it, with full payment, so that we receive it by the deadline noted below. The back of the Stock Order Form includes detailed instructions. For additional assistance, call our Stock Information Center at toll free 1-(877) 300-5730, and a representative will be happy to help you.

We have the right to waive or permit the correction of incomplete or improperly executed Stock Order Forms, but do not represent that we will do so. Our Stock Information Center staff is not responsible for completing and/or correcting information on Stock Order Forms.

Q.	What is the deadline for placing an order?

A.	Your Stock Order Form must be received (not postmarked), properly completed, signed and with full payment, prior to 10:00 a.m. Pennsylvania time, on , 2003. We are not required to accept orders that are received after the deadline. The shares are not being offered on a first-come first-serve basis.

Q.	How can I deliver my Stock Order Form?

A.	Delivery may only be made by using the enclosed postage-paid reply envelope or by hand-delivery or overnight delivery to the Stock Information Center address on the Stock Order Form. You may NOT deliver Stock Order Forms to branches or offices of Northwest Savings Bank, Leeds Federal Savings Bank or Jamestown Savings Bank.

Q.	May I cancel or modify my order after your receive it?

A.	No. Once we receive your Stock Order Form and payment, your order is irrevocable, unless we resolicit subscribers, in which case they will receive full refunds and interest and be given an opportunity to place new stock orders.

Q.	How do I know how much to pay, since the actual purchase price has not been determined?

A.	On the Stock Order Form, indicate the dollar amount of the common stock that you would like to purchase. You will receive the largest whole number of shares that the subscription amount will purchase at the actual purchase price, subject to maximum purchase limitations and allocation procedures related to oversubscription. Fractional shares will not be issued; instead, the portion of

3

your subscription amount that is insufficient to purchase a whole share will be refunded (if you paid by check) or will remain in your deposit account (if you authorized a direct withdrawal). For example, if you remit $500.00 and the actual purchase price is determined to be $16.75 per share, you will receive 29 shares and a refund of $14.25.

Q.	Will I receive interest on stock purchase funds?

A.	Yes. Funds that you submit by check or money order will be immediately cashed and will earn interest at Northwest Savings Bank’s passbook savings rate from the date received until the completion of the stock offering. At that time, a check will be mailed to you reflecting interest earned. The check will also include any refund of your subscription funds if we cannot fill your entire order and will also include any refund in lieu of fractional shares, as described above. With respect to an account withdrawal for the purchase of stock, interest will continue to accrue in the account at its contractual rate until the funds are withdrawn, at the completion of the stock offering.

Q.	How can I pay for the common stock?

A.	Payment can be made by check or money order, or by authorizing a direct withdrawal from deposit accounts at Northwest Savings Bank, Leeds Federal Savings Bank or Jamestown Savings Bank. Types of deposit accounts that may be designated are identified on the Stock Order Form. Do not deliver cash. Checks will be cashed upon receipt, and the funds will earn interest at Northwest Savings Bank’s passbook rate from the date received until the completion of the stock offering. If you designate a withdrawal, we will place a hold on your deposit account at the time we receive your order, making the purchase amount unavailable to you for other purposes. However, the funds will continue to earn interest within the account at the contractual rate until the completion of the stock offering. We will waive early withdrawal penalties if you use funds in your certificate of deposit accounts with us to purchase shares in the stock offering. (See below for information on using retirement account funds.)

Q.	Can I use funds in an Individual Retirement Account to pay for my order?

A.	Purchasing shares using IRA funds requires a self-directed account able to invest in common stock, such as those we offer through our Northwest Financial Services investment subsidiary. The use of IRA funds, or any other retirement funds, requires additional documentation and processing time. For guidance, we urge you to call our Stock Information Center promptly, preferably at least two weeks prior to the stock offering deadline – even if your funds are currently in a self-directed account. We cannot guarantee your ability to use retirement funds, because their use may depend on constraints involving timing and, possibly, limitations imposed by the institution where the retirement funds are currently held. For more details, see page of the Prospectus.

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Q.	Can I pay for my order by obtaining a loan or using my line of credit checks through Northwest Savings Bank, Leeds Federal Savings Bank or Jamestown Savings Bank?

A.	No. These banks are prohibited from making loans for the purchase of the shares in our stock offering. Also, you may not remit line of credit checks from these banks as payment for your order.

Q.	Are there any limits to the amount of common stock that I can purchase in the stock offering?

A.	Yes, the minimum purchase is $418.75, which reflects 25 shares of common stock, based on the $16.75 maximum purchase price per share. The maximum purchase by an individual in the offering is $1.0 million. In general, the maximum purchase, by an individual, together with a group of associates or persons acting in concert, in all categories of the offering combined, is $1.5 million. The terms “associate” and “acting in concert” are defined on page of the Prospectus.

Q.	What happens if you receive orders for more common stock than you have available?

A.	If orders exceed available shares, we will allocate shares based on the priorities and methods described in the Prospectus section entitled “The Conversion”. Subscribers in the subscription offering have a right to receive shares before any are allocated in the community offering. If we cannot fill your order, in whole or in part, we will refund the excess payment with interest, if you paid by check, or we will remove the applicable hold on funds in your deposit account.

If you are ordering in the subscription offering, complete the Stock Order Form section that requests information about your deposit accounts with us. Because deposit balances are considered in allocating shares, failure to provide this information, or providing incomplete or erroneous information, could result in a loss of all or part of your share allocation. In completing the stock registration section, you should not add the names of non-depositors or depositors with a lower purchase priority than yours. Doing so may cause you to lose your subscription offering priority.

Q.	Does Northwest Bancorp have a history of paying dividends?

A.	Yes. We currently pay a cash dividend on our common stock of $0.08 per quarter, or $0.32 per share on an annualized basis. Future dividend amounts will depend on a number of factors, including regulatory capital requirements and our financial condition. Although we expect to continue paying dividends, we can give no assurance that we will do so.

Q.	Are the shares being sold insured by the Federal Deposit Insurance Corporation?

A.	No. Unlike the deposit accounts offered by Northwest Savings Bank, Leeds Federal Savings Bank and Jamestown Savings Bank, our common stock cannot be insured by the FDIC or any other government agency.

5

Q.	When will stock certificates be issued?

A.	As soon as possible after the consummation of the stock offering, our transfer agent will mail stock certificates to the certificate registration address on Stock Order Forms. It is possible that you may not be able to sell your shares until you receive your certificate, although the common stock will have begun trading.

Q.	How can I buy or sell shares of Northwest Bancorp common stock in the future?

A.	Shares may be purchased or sold through a brokerage firm, or an investment firm such as our subsidiary, Northwest Financial Services. Our common stock trades on the Nasdaq National Market, under the symbol “NWSB”, and will continue to do so after the stock offering. Future sales prices will be determined by market supply and demand, and may be higher or lower than the price at which the shares are sold in the stock offering. You may be charged a commission or fee for purchases or sales. See the Prospectus section entitled “Market For Our Common Stock”, which presents historical high and low trading prices for our common stock.

Q.	Can my local Northwest Savings Bank, Leeds Federal Savings Bank or Jamestown Savings Bank branch assist me with purchasing shares or completing my Stock Order Form?

A.	No. Our branch personnel may not, by law, assist with investment-related questions about the offering. We have established a Stock Information Center that is staffed by registered representatives able to assist you. The telephone number is shown below.

MORE QUESTIONS?

PLEASE CALL OUR STOCK INFORMATION CENTER TOLL FREE AT 1-(877) 300-5730 FROM 9:00 A.M. TO 4:00 P.M. MONDAY THROUGH FRIDAY, EXCEPT WEEKENDS AND BANK HOLIDAYS.

This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

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[imprint name & address]

STOCK ORDER FORM	FOR INTERNAL USE
Batch # Order #
Stock Information Center
301 Second Avenue	Category #
Warren, PA 16365

PRINT CLEARLY AND COMPLETE ALL SHADED AREAS. SEE REVERSE SIDE FOR IMPORTANT INSTRUCTIONS.

DEADLINE AND DELIVERY

Expiration Date for Orders: 10:00 a.m., Pennsylvania time, on           , 2003. This original Stock Order Form, properly executed and with full payment, must be received (not postmarked) by this deadline. Stock Order Forms may be delivered: (1) by using the return envelope provided, (2) by overnight delivery to the Stock Information Center address on the top of this form, or (3) by hand delivery to the Stock Information Center. Photocopies and facsimiles of Stock Order Forms will not be accepted. Stock Order Forms may NOT be hand-delivered to Northwest Savings Bank, Leeds Federal Savings Bank or Jamestown Savings Bank branches or offices.

1.     SUBSCRIPTION AMOUNT

Indicate the dollar amount of common stock that you would like to purchase: ($418.75 Minimum)

$

(See page      of the Prospectus)

2.     METHOD OF PAYMENT Cash and wires will not be accepted.

☐	CHECK HERE IF PAYING BY CHECK(S) OR MONEY ORDER(S). Enclosed is/are check(s) payable to Northwest Bancorp, Inc. totaling:

$

Checks will be cashed upon receipt

☐	CHECK & COMPLETE BELOW IF PAYING BY DIRECT ACCOUNT WITHDRAWAL(S)
The undersigned authorizes withdrawal from the Northwest Savings, Leeds Federal or Jamestown Savings CD or passbook savings account(s) listed below. Checking, money market and IRA accounts may not be listed for direct withdrawal.

For Internal Use Only	Deposit Account Number(s)	Amount

$

$

$

Funds must be available in the account(s) at the time this order form is submitted	Total Withdrawal(s):	$

3.     MANAGEMENT & EMPLOYEES

☐	Check if you are a Northwest Bancorp, Northwest Savings, Leeds Federal or Jamestown Savings director, officer or employee, or a member of their immediate family as defined on the reverse side of this Form.

4.     NATIONAL ASSOCIATION OF SECURITIES DEALERS (“NASD”) AFFILIATION

☐	Check here if you are a member of the NASD or a person affiliated with an NASD member or a member of the immediate family of any such person to whose support such person contributes directly or indirectly, or if you have an account in which an NASD member, or person associated with an NASD member, has a beneficial interest. I agree 1) not to sell, transfer or hypothecate the shares of common stock for a period of three months following issuance and 2) to report this subscription in writing to the applicable NASD member within one day of payment for the common stock.

5.     PURCHASER INFORMATION Please read reverse side of this Form carefully. Only one box in this section should be checked.

Subscription Offering Check the box reflecting the earliest date that applies to the registrant(s) listed in Section 6. To check boxes a, b, or c, a minimum of $50 must have been on deposit at that date.

     You had deposit account(s) totaling $50 or more on December 31, 2001 among:

(a)	☐	Northwest Savings Bank.

(b)	☐	Leeds Federal Savings Bank.

(c)	☐	Jamestown Savings Bank.

(d)	☐	You did not have qualifying accounts at December 31, 2001, but you had deposit account(s) totaling $50 or more among Northwest Savings Bank, Leeds Federal Savings Bank or Jamestown Savings Bank on March 31, 2003.

Community Offering If (a) through (d) above do not apply to the registrant(s) listed in Section 6, check the one box below that applies to this order:

(e)	☐	Check if you were a Northwest Bancorp, Inc. stockholder on , 2003.

(f)	☐	You are placing an order in the Community Offering, but (e) above does not apply.

If you checked boxes a, b, c, or d, please provide the following information, as of the eligibility date under which you qualify in the Subscription Offering:

Northwest Savings Bank, Leeds
Name(s) on Deposit Account(s)	Federal Savings Bank or Jamestown
or Account Title(s)	Savings Bank Account No(s).

Please attach a separate page if additional space is required.

6.     STOCK REGISTRATION. Please PRINT clearly and provide all information. Read reverse side instructions for important registration information.

(First Name, Middle Initial, Last Name)		Social Security No. / Tax ID No. (first number listed will be used for reporting)

(First Name, Middle Initial, Last Name)		Social Security No. / Tax ID No

(Street Address)		(Daytime Phone Number)

(City, State, Zip)	(County)	(Evening Phone Number)

7.     FORM OF STOCK OWNERSHIP. Check the one applicable box. See reverse side for ownership definitions.

☐ Individual	☐ Joint Tenants	☐ Tenants in Common	☐ Uniform Transfer to Minors.
☐ Corporation	☐ Partnership	☐ Fiduciary (under agreement dated )	☐ Other

FOR BROKER USE ONLY (SELF-DIRECTED IRAs):
☐ IRA Social Security Number of Beneficial Owner:

8.     ACKNOWLEDGEMENT AND SIGNATURE Please read the following acknowledgement carefully.

I acknowledge receipt of the Prospectus dated June     , 2003 and that I have read its contents, including the section entitled “Risk Factors”. I agree that after receipt by Northwest Bancorp, Inc. this Stock Order Form may not be modified or withdrawn without Northwest Bancorp’s consent, and that if withdrawal from a deposit account has been authorized above, the amount will not otherwise be available for withdrawal. Under penalty of perjury, I certify that (1) the Social Security or Tax ID information and all other information provided hereon are true, correct and complete, (2) I am purchasing solely for my own account, and there is no agreement or understanding regarding the sale or transfer of the shares, or my right to subscribe for shares, and (3) I am not subject to backup withholding tax. [Cross out (3) if you have been notified by the IRS that you are subject to backup withholding.] I acknowledge that the shares of common stock are not a deposit or account and are not federally insured, and are not guaranteed by Northwest Bancorp, Inc. or by the federal government. If anyone asserts that the common stock is federally insured or guaranteed, or is as safe as an insured deposit, I should call the Office of Thrift Supervision Regional Director [insert director name & phone number]. I further certify that, before purchasing the common stock of Northwest Bancorp, Inc., I received a Prospectus. The Prospectus that I received contains disclosure concerning the nature of the common stock being offered and describes the risks involved in the investment, including [list principal risks briefly w/Prospectus page #s].

Subscription rights pertain to those eligible to subscribe in the Subscription Offering. Federal regulations prohibit any person from transferring, or entering into an agreement, directly or indirectly, to transfer, the legal or beneficial ownership of subscription rights or the underlying securities to the account of another. Northwest Bancorp, Inc. will pursue any and all legal and equitable remedies in the event management becomes aware of the transfer of subscription rights. Management will not honor orders known to involve such transfer.

ORDER NOT VALID UNLESS SIGNED

Signature	Title (if appropriate)	Date	Signature	Title (if appropriate)	Date

ONE SIGNATURE REQUIRED, UNLESS SECTION (2) OF THIS FORM INCLUDES ACCOUNTS REQUIRING MORE THAN ONE SIGNATURE TO AUTHORIZE WITHDRAWAL IF SIGNING AS A CUSTODIAN, CORPORATE OFFICER, ETC., PLEASE INCLUDE YOUR FULL TITLE.

     QUESTIONS? See reverse side of this Form, or call the Stock Information Center at 1-(877) 300-5730, Monday through Friday from 9:00 a.m. to 4:00 p.m., Pennsylvania time.

STOCK ORDER FORM INSTRUCTIONS

(1)  SUBSCRIPTION AMOUNT — Indicate the dollar amount you wish to invest. The actual purchase price will be between $15.50 and $16.75 per share, and will be determined after the offering deadline. Orders will receive the largest number of whole shares that the subscription amount remitted will purchase, at the actual purchase price per share. For example, if you remit $500.00 and the actual purchase price is determined to be $16.75, you would receive 29 shares and a refund of $14.25. Fractional shares will not be issued; instead, refunds will be issued based on how payment was remitted. The minimum purchase is $418.75, which reflects 25 shares based on the $16.75 maximum price per share. In the Subscription Offering and in the Community Offering, the maximum purchase is $1.0 million. Further, no person, together with associates and persons acting in concert, may invest more than an aggregate of $1.5 million in all categories of the stock offering combined. See the Prospectus section titled “The Conversion — Limitations on Common Stock Purchases”, for a detailed description of purchase limitations and a definition of “associates” and of “acting in concert”. By signing this Stock Order Form, you confirm that your order does not conflict with the investment limitations.

(2)  METHOD OF PAYMENT — CHECKS OR MONEY ORDERS: Personal checks, bank checks or money orders should be payable to Northwest Bancorp, Inc. These will be cashed upon receipt. Third party and Northwest Savings, Leeds Federal or Jamestown Savings line of credit checks may not be remitted as payment. ACCOUNT WITHDRAWALS: List the Northwest Savings, Leeds Federal or Jamestown Savings account(s) and the amount to be withdrawn from each. Funds authorized must be available at the time this Stock Order Form is submitted. A hold will be placed on the amount(s) designated, and the funds will be unavailable to you for withdrawal for other purposes. Early withdrawal penalties will be waived for direct withdrawals for the purchase of shares. Note: Northwest Savings, Leeds Federal or Jamestown Savings checking accounts, money market and certificate of deposit retirement accounts (IRAs) accounts may not be designated for direct withdrawal on this form. Cash and wires will not be accepted. See “Buying Stock Through an IRA”, below, or page    of the Prospectus, for further information. Please call the Stock Information Center early in the offering period (preferably at least two weeks prior to the offering deadline) if you are considering the use of IRA funds at Northwest Savings, Leeds Federal, Jamestown Savings, or at any other institution, as payment for this investment. Your ability to use such funds may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are currently held.

(3)  NORTHWEST BANCORP, INC. NORTHWEST SAVINGS LEEDS FEDERAL OR JAMESTOWN SAVINGS MANAGEMENT & EMPLOYEES — Check the box, if applicable. Immediate family includes spouse, parents, siblings and also children who live in the same house as the director, officer or employee.

(4)  NASD AFFILIATION — If applicable, check the box.

(5)  PURCHASER INFORMATION — Only one box should be checked in this section. In the event that we receive orders for more shares than are available, we must allocate the shares as described in our Prospectus. Boxes (a) through (d) refer to orders placed in the Subscription Offering. Check the one box that reflects the earliest date at which the purchaser(s) listed in Section 6 had a deposit account. In the spaces at right, identify the account numbers and titles (name(s)) on the account(s) as they were reflected on the eligibility date that you checked. Include all accounts in which the subscriber(s) had ownership (individual, joint, IRA, etc.) If purchasing shares for a minor, list only the minor’s accounts. If purchasing shares for a corporation, list only the corporation’s accounts. Attach a separate page, if necessary. Failure to complete this section, or providing incomplete or incorrect information, could result in a loss of all or part of your stock allocation. Adding the names of non-depositors, or depositors who have a lower priority than yours, will jeopardize your offering priority. Within the Subscription Offering, there are further purchase priorities based on i) the eligibility date (December 31, 2001 has preference over March 31, 2003) and ii) the bank holding the qualifying deposit accounts (in order: Northwest Savings, Leeds Federal, Jamestown Savings). Boxes (e) and (f) apply to purchases in a Community Offering. These apply only if you do not qualify in the Subscription Offering (boxes (a) through (d)). If we choose to conduct a Community Offering, we may do so concurrently with, during, or promptly after the Subscription Offering. Check the one box that applies to the registrant(s) listed in Section 6. See the Prospectus sections “Subscription Offering and Subscription Rights” and “Community Offering” for detailed explanations and the method of allocating shares in the event more shares are ordered than are available.

(6)  STOCK REGISTRATION — Clearly print the name(s) and address in which you want the stock certificate registered and mailed. IMPORTANT: If you checked a box (a through d) in Section 5, you must register the stock only in the name(s) of depositors with qualifying accounts at the same eligibility date. Additionally, with regard to 12/31/01 depositors only, you must register the stock only in the names of depositors having accounts in the same bank (Northwest Savings, Leeds Federal or Jamestown Savings). Adding the name(s) of non- depositors, or depositors with a lower priority than yours, may result in a loss of part or all of your share allocation. A Social Security Number or Tax ID Number must be provided. The first number listed will be identified with the stock certificate for tax purposes. ONE STOCK CERTIFICATE WILL BE GENERATED PER ORDER FORM. IF CERTIFICATES OF VARIED SHARE AMOUNTS ARE DESIRED, YOU MUST COMPLETE SEPARATE STOCK ORDER FORMS (EACH FOR A MINIMUM OF $418.75).

(7)  FORM OF STOCK OWNERSHIP — For reasons of clarity and standardization, the stock transfer industry has developed uniform stockholder registrations for issuance of stock certificates. If you have any questions, please consult your legal advisor. When registering stock, do not use two initials. Use full first name, middle initial and last name. Check the one box that applies.

BUYING STOCK INDIVIDUALLY: Indicate the name, mailing address and Social Security Number of the individual owner. Include the first name, middle initial and last name of the individual. Omit words that do not affect ownership, such as “Mrs.”, “Dr.”, “special account”, etc. You may not indicate a beneficiary. Upon the individual’s death, the stock will be owned by the estate and distributed as indicated by the will or otherwise in accordance with law. If ordering in the Subscription Offering, the individual listed must have had qualifying deposits on December, 31, 2001 or March 31, 2003.

BUYING STOCK JOINTLY: If registering stock in more than one person’s name for an order placed in the Subscription Offering, only persons with qualifying accounts at the same date (December 31, 2001 or March 31, 2003) may be listed. Two choices exist for stock registered in more than one name:

JOINT TENANTS — Joint Tenancy (with Right of Survivorship) may be specified to identify two or more owners where ownership is intended to pass automatically to the surviving tenant(s). All owners must agree to the transfer or sale of shares.

TENANTS IN COMMON— Upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares.

BUYING STOCK FOR A MINOR: A minor may acquire stock under the Uniform Transfers to Minors Act if the minor is the actual owner of the stock, with an adult custodian listed on the stock registration, who is responsible for the investment until the minor reaches legal age (18 or 21 years or age, depending on the state). Only one minor and one custodian may be listed. Please note that if ordering in the Subscription Offering, the minor must have had qualifying deposits at December 31, 2001 or March 31, 2003.

Completing Section 6 for a Minor: On the first line, print the first name, middle initial and last name of the custodian; followed by “CUST”. On the second line, print the first name, middle initial and last name of the minor. To the right of the minor’s name, indicate his or her Social Security Number; do not list the custodian’s Social Security Number. Standard postal service state abbreviations should be used. For example, stock held by John P. Doe as custodian for Susan A. Doe under the New York Uniform Transfers to Minors Act will be abbreviated John P. Doe, CUST Susan A. Doe UTMA-PA.

BUYING STOCK FOR A CORPORATION/PARTNERSHIP: On the first name line, write the name of the corporation or partnership and list that entity’s Tax ID Number. Note that, if ordering in the Subscription Offering, the corporation or partnership must have had qualifying deposits at December 31, 2001 or March 31, 2003.

BUYING STOCK THROUGH AN IRA: Stock must be held in self-directed IRAs, such as those offered through Northwest Financial Services. Please contact the Stock Information Center as soon as possible for assistance with IRA-related questions. Your ability to use such funds for the purchase may depend on timing constraints and, possibly, on limitations imposed by the institution where the funds are currently held. If ordering in the Subscription Offering, the beneficial owner of the IRA must have had qualifying deposits at December 31, 2001 or March 31, 2003.

FOR BROKER/TRUSTEE USE ONLY— Placing an Order for Self-directed Retirement Accounts: Registration should reflect the firm’s registration requirements. For example, on the first line, indicate the name of the firm followed by “TRUSTEE” or “CUSTODIAN” followed by the name of the beneficial owner on the second line (for example: FBO JOHN SMITH IRA). You may indicate an account number or other identifying information. Indicate the firm’s address and department where mailings should be directed, including the stock certificate. Indicate the Tax ID Number under which your firm’s IRAs are reported.

BUYING STOCK IN A TRUST/FIDUCIARY CAPACITY: An example of fiduciary ownership of stock in the case of a trust is: John P. Doe, Trustee Under Agreement Dated 10-1-87 for Susan A. Doe. Information provided with respect to stock to be held in a fiduciary capacity must include: The name(s) of the fiduciary, the fiduciary capacity, such as administrator, executor, personal representative, conservator, trustee, etc. A description of the document governing the fiduciary relationship, such as a trust agreement or court order. The date of the document governing the relationship, except that the date of a trust created by a will need not be included. The name of the maker, donor or testator and the name of the beneficiary.

(8)  ACKNOWLEDGMENT AND SIGNATURE — Please review this Form before signing, and read the Prospectus carefully. Stock Order Forms submitted without a signature will not be accepted.

A postage-paid return envelope is enclosed. If sending via overnight delivery, address to:

Northwest Bancorp, Inc., Stock Information Center, 301 Second Avenue,Warren, PA 16365
QUESTIONS? Call 1-(877) 300-5730, Monday through Friday from 9:00 a.m. to 4:00 p.m., Pennsylvania Time